Exhibit 99.1

Gryphon Gold’s Board of Directors forms Special Committee
to Advise the Board on Business Combination Opportunities

Gryphon Gold Corporation ("Gryphon" or the "Company") (GGN: TSX; GYPH: OTC.BB) today announced that its Board of Directors has formed a Special Committee of its independent Directors to examine and explore matters relating to potential business combination, strategic financing and other opportunities.

The Special Committee has engaged Holland and Hart, LLP, Denver, Colorado, as counsel to the Special Committee.

"The independent board members forming the Special Committee are highly qualified and forward thinking individuals and are expected to advise on strategic alternatives for Gryphon," said John Key, President and Chief Executive Office of Gryphon. "I am confident in their ability to provide prudent recommendations to our Board in line with the long-term objectives of Gryphon shareholders."

Although the Special Committee has started its work, no business combination opportunities or strategic financing alternatives have been identified to date for recommendation to the board.

On Behalf of the Board of Directors of Gryphon Gold Corporation

John L. Key, CEO	www.gryphongold.com
Ph: 775 853-8814
jkey@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (377,356 ounces of proven and probable reserves and 1,022,644 ounces of measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has approximately 60 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle’s Golden Arrow property (leased to Nevada Sunrise Gold Corp.) contains a NI 43-101 compliant resource of 296,500 ounces of gold (measured and indicated1) and 50,400 inferred ounces of gold1. Nevada Eagle's other principal properties have a cumulative 1,365,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February, 2001, and were not prepared in accordance with CIM NI 43-101 standards, and thus their reliability has not been verified). A number of Nevada Eagle’s principal properties are subject to joint venture or farm-in agreements in favor of third parties.

This press release contains "forward-looking statements" and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to projections and expectations related to the appointment of the Special Committee; the exploration and examination of strategic alternatives; expectations related to strategic alternatives; results and projections regarding the Borealis resource, including, resource estimates on the Borealis resource and Nevada Eagle properties, exploration plans and other plans, projections, estimates and expectations. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section headings "Forward-Looking Statements" and "Risk Factors" in our annual report on Form 10-KSB, as filed with the SEC on June 26, 2009, under the section heading "Risk Factors" in our most recent quarterly report on Form 10-Q, as filed with the SEC on February 13, 2009, as amended March 10, 2009, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ).

In addition, the Special Committee’s examination and exploration of strategic alternatives, including potential business combinations, joint ventures, financing transactions and other opportunities may be considered speculative and may not result in any material transaction. The pre-feasibility study uses an estimate of metal prices based on historical and future metal prices. The operating and capital costs in the pre- feasibility study were developed to be reasonable estimates within industry benchmarks. There is no certainty that the results of the pre-feasibility study will ever be realized. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different and the information contained in this press release is not comparable to similar information disclosed by U.S. companies. This press release and the Pre-Feasibility Study referenced in this press release uses the terms "measured," "indicated," and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.